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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Equity Office Properties Trust on Form S-8 (related to common shares of beneficial interest for the Cornerstone Properties Inc. 1995 and 1997 Stock Option Agreements, Stock Option Agreements under the Cornerstone 1998 Long-Term Incentive Plan and Director Stock Option Agreements) of our report dated February 8, 2000, except for Note 24, as to which the date is February 15, 2000, with respect to the consolidated financial statements and schedule of Equity Office Properties Trust included in its 1999 Annual Report (Form 10-K), filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Chicago, Illinois
June 21, 2000